Exhibit 10.21

EXECUTION VERSION

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (“Agreement”) is between Sandy Hogan (“Employee” or “You”) and Rackspace US, Inc. (“Rackspace” or the “Company”).

1. End of Employment. Your “Employment End Date” is August 16, 2019.

2. Severance Payment. Rackspace will pay you $892,000.00, as outlined on the attached Severance Summary Exhibit, less applicable withholdings and other required payroll deductions (the “Severance Amount”). This Severance Amount does not include unpaid wages through the end of employment, which will be paid separately. It also does not include payment for any accrued but unused paid time off, which will be paid in accordance with applicable law and current Company policy. The Severance Amount will be paid in 24 equal, biweekly installments of $37,166.66 (less applicable withholdings and other required payroll deductions), beginning on the next reasonable payroll date after the Effective Date of this Agreement. These installment payments will continue until all payments have been made unless you: (i) are in material breach of, or do not materially comply with, any of the obligations defined in this Agreement as determined by an arbitrator pursuant to Section 17 hereof, or (ii) are rehired by Rackspace in any capacity during the payment period. For the avoidance of doubt, you shall have no obligation to mitigate damages for payment of the Severance Amount, whether by seeking employment or otherwise and the Severance Amount shall not be reduced or offset by any payment or benefit that you may receive from any other source.

3. No Other Payments. After the Company pays you the amounts outlined in this Agreement, Rackspace is not obligated to make any additional severance, bonus, variable compensation, or wage-related payments to you in any amount or for any purpose.

4. Release. In exchange for the promises in this Agreement, you agree to irrevocably and unconditionally release all Claims you may now have or that you could have asserted against the Released Parties as set forth in this section. The “Released Parties” are Rackspace US, Inc., Rackspace Hosting, Inc., Datapipe, Inc. and all of their respective affiliates, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and with respect to each entity, all of its past and present employees, officers, directors, fiduciaries, agents, administrators, stockholders, owners, investors, and representatives, assigns, attorneys, agents, both in their individual and corporate capacities, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

You understand and agree that, except as provided herein, you are waiving and releasing all claims against the Released Parties, of any known and unknown claims, promises, causes of action, including but not limited to breach of contract, conversion, invasion of privacy, intentional infliction of emotional distress, promissory estoppel, equitable estoppel, assault, battery, defamation, disparagement, negligence, fraud, torts, and any and all similar rights of any type (“Released Claims” or “Claim(s)”) that you may have against any Released Party. You further understand that the Claims that you are releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to: the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act; Section 1981 of the Civil Rights Act; Executive Order

Initials: SH

EXECUTION VERSION

11246; the Equal Pay Act; Lilly Ledbetter Fair Pay Act; the Americans with Disabilities Act, as amended, Section 503 and 504 of the Rehabilitation Act; the Genetic Information Nondiscrimination Act; the Texas Workers’ Compensation Act; Chapter 21 of the Texas Labor Code; the WARN Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Defend Trade Secrets Act; any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; Claims for physical or personal injury (including, but not limited to, Claims based on the negligence of the Released Parties), wrongful discharge, intentional infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, negligent infliction of emotional distress, defamation, invasion of privacy, conversion, theft, interference with contract or with prospective economic advantage, negligent investigation, claims for wages, severance, bonus, salary, commission and/or benefits, breach of express or implied contract, and breach of covenants of good faith and fair dealing, and similar or related Claims.

PLEASE NOTE THAT THIS RELEASE INCLUDES A RELEASE OF CLAIMS FOR NEGLIGENCE AND GROSS NEGLIGENCE. THIS DOCUMENT IS INTENDED TO BE A COMPLETE RELEASE OF ALL CLAIMS.

You understand that you are releasing Claims that you may not know about. You affirm that this is your knowing and voluntary intent, even though you recognize that someday you might learn that some of all of the facts you currently believe to be true are untrue, and even though you might then regret having signed this Release. Nevertheless, you are assuming that risk, and you agree that this Release will remain effective in all respects in any such case. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown Claims. You understand the significance of doing so.

Notwithstanding the foregoing, the release provided pursuant to this Section 4 shall not apply to and expressly excludes: (a) claims for vested benefits under any plan maintained by any of the Released Parties that provides for deferred compensation, equity compensation or pension or retirement benefits; (b) rights to health benefits under any policy or plan currently maintained by any of the Released Parties that provides for health insurance continuation or conversion rights;

(c) claims arising after the date of this Agreement is signed; (d) claims under any applicable directors’ and officers’ insurance policies that may provide coverage to or for you; and (e) rights to indemnification under the by-laws, certificate of incorporation or other governing documents of any of the Released Parties, or under applicable law.

Right to File Charge. Nothing in this Agreement should be construed as precluding or preventing you from filing a charge with any governmental agency or assisting any governmental agency in the investigation into any allegations of discrimination or retaliation against the Company.

Future Claims; Counsel. This Agreement does not release any claims or causes of action that accrue or arise after the date you sign this Agreement. You are advised to review this Agreement with an attorney, at your expense, concerning its effect prior to signing it.

Initials: SH

EXECUTION VERSION

5. Confidential Information, Company Property.

a. You will not, directly or indirectly, for your own benefit or for the benefit of another, reveal, use or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, whether current or in development such information being privileged, confidential business and/or trade secret information of Rackspace (“Confidential Information”).

b. As a result of your employment by Rackspace, you may have had access to, or knowledge of, confidential business information or trade secrets of third parties. You also agree to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.

c. All written materials, records, and other documents made by, or coming into the possession of, you during the period of your employment by Rackspace which contain or disclose privileged, confidential business and/or trade secret information will be and remain the property of Rackspace. Upon termination of your employment with Rackspace, you will promptly deliver the same, and all copies thereof, to Rackspace.

d. On or before the Employment End Date, you will return to Company all property belonging to Company that you possess or possessed but provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on a removable drive, home computer, or in any other form) and video or tape recordings of any kind other than personal materials relating solely to you. You warrant and represent that you have not retained, distributed or caused to be distributed, and will not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this section.

6. Cooperation. You agree to reasonably cooperate with the Company and its designated attorneys, representatives and agents in connection with (a) the transition of your duties prior to the Employment End Date, and (b) any actual or threatened judicial, administrative, or other legal or equitable proceeding in which Company is or may become involved. Upon reasonable notice, and subject to the reasonable accommodation by the Company of your scheduling needs (including, without limitation, the needs of any future employment or other service engagement that you may have), you agree to meet with and provide Company and its designated attorneys, representatives or agents all information and knowledge you may have relating to the subject matter of any such proceeding. Rackspace agrees to reimburse you for any reasonable pre-approved out of pocket expenses incurred by you as a result of your cooperation.

7. Non-Disparagement.

a. You will not directly or indirectly make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding Rackspace, including statements or representations regarding its products, services, owners, employees, customers, management and executive leadership team, or the executive committee of Inception Topco, Inc.

Initials: SH

EXECUTION VERSION

b. The Company in its official communications (e.g., press releases and public filings) will not, and will instruct the members of its Executive Leadership Team not to, directly or indirectly make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding you.

c. The prohibitions set forth in this Section 7 do not prevent you or the Company, and should not be construed as preventing you or the Company, from complying with any legal subpoena or communicating with any governmental agency when required by law.

8. Non-Hire of Company Employees. To further preserve the Confidential Information, for twelve (12) months after employment ends, you will not, directly or indirectly, (i) hire or engage any current employee of Company for a period of at least six (6) months after the employment of such employee with the Company terminates; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to you or any business associated with you.

9. Non-Solicitation of Customers & Suppliers. To further preserve the Confidential Information, for twelve (12) months after employment ends, you agree not to directly or indirectly, on your own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company, to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with you or any of your affiliates for any business purpose reasonably deemed competitive with the business of the Company.

10. Non-Competition Agreement. To further preserve the Confidential Information, you agree that for twelve (12) months after employment ends (the “Restricted Period”), you will not have an ownership interest in any business anywhere in the world that sells managed, dedicated, or cloud computing services substantially similar to those services provided by the Company, including but not limited to (i) professional advisory services for the migration, deployment or management of cloud technologies, (ii) provisioning, hosting, managing, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (iii) hosted or managed email, storage, collaboration, computer, virtual networking, applications, and similar services, or (iv) any related IT services or products substantially similar to the Company’s products or services (all of the foregoing referred to as “Competitive Services”). Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. In addition to the foregoing restriction on your ability to have an ownership interest in a Competitive Services company, you agree that you will not work as an employee, contractor, officer, consultant, or director for the companies listed on the attached Exhibit A during the Restricted Period. The forgoing restrictions shall not prevent you from becoming an employee, consultant, or contractor for a division of any company listed on Exhibit A so long as the division does not provide Competitive Services, and as long as you do not, during the Restricted Period, perform services (including but not limited to providing information, advice, strategy, recruiting or any other interaction with regard to business matters) for any division of such company that provides Competitive Services.

Initials: SH

EXECUTION VERSION

The Restricted Period outlined above will be tolled and will not run during any such time that you are in breach of this Agreement or in violation of any of the covenants contained in this agreement, and once tolled will not begin to run again until such time as all violations have ceased.

You recognize that the restrictions in this section may substantially limit your future flexibility in many ways. You acknowledge you have received adequate consideration for the promises and restrictions set forth in this agreement. You agree to waive any objection to the validity of these restrictions and acknowledge that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace’s goodwill, proprietary information and other business interests. You further agree that any breach of these covenants will result in irreparable damage and injury to Rackspace and that Rackspace will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

11. Management Investors’ Rights Agreements. In the event that you own, or subsequently acquire through the exercise of any vested options, common stock of Inception Topco, Inc. (the “Shares”), the parent company of Rackspace, you are bound by the terms of that certain Management Investors’ Rights Agreements, dated as of April 7, 2017 (the “MIRA”). Please be aware that if you own Shares, you will continue to be bound by the terms of the MIRA in all respects, including the obligation you (and/or your spouse and estate, as applicable) have, subject to the terms of the MIRA, to inform Rackspace upon the occurrence of certain events that may have implications on the ownership of the Shares, including divorce, death or bankruptcy. As long as you have the right to exercise vested options for the Shares, Rackspace will make available to you, on a confidential basis via secure website, certain periodic financial information with respect to Inception Topco, Inc. In order to receive this information, you must provide your personal email address to                                       . Once your right to exercise any vested options has terminated, this periodic financial information may no longer be available to you (even if you own Shares). If you are a party to any equity grant agreements, you may have rights, obligations, and deadlines under the terms and conditions of those agreements.

12. Confidentiality. Except as provided below, you and Rackspace agree to maintain in confidence both the existence and terms of this Agreement. Rackspace may disclose the terms of this Agreement consistent with business necessity. You may disclose the existence and terms of this Agreement to your spouse or domestic partner and with your legal and or financial advisors or as otherwise required by law or governmental agency. In addition, you may also disclose the terms of Sections 8, 9, 10 of this Agreement, as well as Exhibit A, to any potential subsequent employer or other person to whom such terms may be relevant.

13. Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that no payments due under this Agreement will be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code. If the Company determines in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty,

Initials: SH

EXECUTION VERSION

or interest under Section 409A of the Code, you and the Company will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, will not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement.

14. Tax Consequences. Except with respect to required tax withholding and reporting that will be undertaken by the Company, you acknowledge and agree that you are solely responsible for the tax consequences to you of any benefits conferred on you, or any payments made to you or on your behalf, under the terms of this Agreement. Rackspace has not made any representations to you concerning any possible tax consequences of any payments made pursuant to this Agreement.

15. Entire Agreement. This Agreement represents the entire agreement by and between the parties and there are no other agreements or understandings related to the subject matter herein other than the MIRA and your equity grant agreement(s), if any, which survive the end of your employment and continue in effect. This Agreement may not be changed except by written agreement signed by the parties.

16. Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement will inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the parties.

17. Arbitration. All claims and matters in question arising out of this Agreement or the relationship between the Parties, whether sounding in contract, tort, a statutory cause of action or otherwise, will be resolved by binding arbitration pursuant to the Federal Arbitration Act. Either Party, however, may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement; enforce or vacate an arbitration award; or seek injunctive relief. This arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“National Rules”) in effect at the time the dispute arose. There will be one arbitrator selected pursuant to the National Rules, unless the Parties agree on a different arbitration service. The arbitrator will issue a reasoned award within six (6) months of the filing of the arbitration notice. The Company will pay for your initial filing fee to the extent that it is more than a court filing.

18. Jurisdiction. The substantive laws of Texas govern this Agreement, and exclusive venue for any dispute will be Bexar County, Texas or in San Antonio, Texas.

19. Headings. The headings in this Agreement were used for administrative convenience only and will not be used in interpreting or construing the meaning of any provision.

20. Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement will not be affected thereby, and such illegal or invalid part, term, or provision will be deemed not to be part of this Agreement. The remaining provisions will nevertheless survive and continue in full force and effect.

Initials: SH

EXECUTION VERSION

21. Interpretation. This Agreement will be construed as a whole according to its fair meaning. It will not be construed strictly for or against you. Unless the context indicates otherwise, the singular or plural number will be deemed to include the other. Captions are intended solely for the convenience of reference and will not be used in the interpretation of this Agreement.

22. Consideration of Agreement and Older Worker Benefit Protection Act. You acknowledge that you have been advised in writing by the Company that you should consult an attorney before executing this Agreement. You understand that you have twenty-one (21) calendar days from the date this Agreement is provided to you to decide whether to sign it. If you fail to sign and return this Agreement within twenty-one (21) days from the date that it was provided to you, all payment amounts offered in this Agreement are withdrawn and revoked automatically, and you will not be entitled to any payment or benefits that you are not otherwise entitled to under law. You may decide to sign this Agreement prior to the expiration of the twenty-one (21) day period. However, if you choose to do so, then you affirm that this is your voluntary choice.

23. Revocation Period. You understand and acknowledge that you have seven (7) calendar days following the date that you sign and return this Agreement to revoke your acceptance of the Agreement. This Agreement will not become effective and enforceable and the payment amounts offered in this Agreement will not become payable until after this revocation period has expired without revocation.

24. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

25. Effective Date. This Agreement, if signed and returned to the Company, is effective and enforceable the later of: (i) your Employment End Date or (ii) seven (7) calendar days following the date it is signed and returned, if not revoked during the seven day period (the “Effective Date”).

26. Review by Employee. You acknowledge the following:

a. That you carefully read this Agreement, and that you understood it;

b. That you were advised and have had the opportunity to consult an attorney, at your expense, regarding the terms and meaning of this Agreement;

c. That you understand your deadline of twenty-one (21) days, to consider whether to agree and accept this Agreement;

d. That you understand that the Agreement is effective and enforceable on the Effective Date as defined above.

[SIGNATURE PAGE FOLLOWS]

Initials: SH

EXECUTION VERSION

PLEASE READ THIS AGREEMENT CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS BASED ON NEGLIGENCE. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL REVIEW PERIOD AFFORDED UNDER THIS AGREEMENT AND YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOOSING.

Employee:

By:	Sandy Hogan	(printed name)
	/s/ Sandy Hogan	(signature)	Date:	August 2, 2019

Rackspace:

By:	Holly B. Windham	(printed name)
	/s/ Holly B. Windham	(signature)	Date:	August 2, 2019

	General Counsel	(title)
On Behalf of Rackspace

[Signature Page to Confidential Separation Agreement and Release]

SEVERANCE SUMMARY EXHIBIT

Severance Amount: $892,000 comprised of the following:

•	$465,000 as a severance payment equal to your current base salary for twelve months

•	$372,000 as an additional severance payment equal to 100% of your on-target bonus amount

•	$55,000 as an additional severance payment equal to one-quarter of your on-target regional sales bonus

[Severance Summary Exhibit]	Initials: SH

EXHIBIT A

2nd Watch

Accenture

Amazon

Atos

Bespin Global

Capgemini

Cloudreach

Cognizant

CSC

Deloitte

DXC Technology

Ensono

Google

HCL Technologies

IBM

Infosys

Logicworks

Microsoft

Nordcloud

NTT Data

Oracle

Samsung SDS

Smartronix

Tata Consultancy Services

Unisys

Wipro

[Exhibit A]	Initials: SH